Exhibit 12
[FORM OF OPINION OF BINGHAM MCCUTCHEN LLP]

__________ ___, 2003

Citizens Funds
230 Commerce Way
Portsmouth, NH  03801

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Plan of Reorganization, dated as of __________ ___, 2003 (the "Plan"), adopted by the Trustees of Citizens Funds, on behalf of two of the series of Citizens Funds, Citizens International Growth Fund (the "Selling Fund"), and Citizens Global Equity Fund (the "Acquiring Fund"), a series thereof. The Plan provides for the acquisition of all of the assets of the Selling Fund by the Acquiring Fund in exchange solely for (a) the assumption of all of the liabilities of the Selling Fund by the Acquiring Fund and (b) the issuance and delivery by the Acquiring Fund to the Selling Fund, for distribution pro rata to the Selling Fund's shareholders of record in exchange for their shares of beneficial interest in the Selling Fund (the "Selling Fund Shares") and in complete liquidation of the Selling Fund, of a number of shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities, of the Selling Fund so transferred to the Acquiring Fund (the "Reorganization"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Plan, the Registration Statement on Form N-14 filed with the Securities and Exchange Commission by Citizens Funds, on or about __________ ___, 2003, in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be

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__________ ____,2003
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originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of Salomon Funds dated as of the date hereof and attached hereto (the "Certificates"). Our opinion assumes (i) that all representations set forth in the Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization, (ii) that the Plan is implemented in accordance with its terms and consistent with the representations set forth in the Documents and Certificates, and (iii) that immediately prior to the Reorganization each of the Selling Fund and the Acquiring Fund is a regulated investment company under Section 851 of the United States Internal Revenue Code as presently in effect (the "Code"). Our opinion is limited solely to the provisions of the Code and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

     1. The Reorganization will constitute a reorganization under Section 368(a) of the Code, and each of the Acquiring Fund and the Selling Fund will be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Selling Fund (a) upon the transfer of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption of the liabilities of the Selling Fund by the Acquiring Fund or (b) upon the distribution to the Selling Fund shareholders of such Acquiring Fund Shares pursuant to the Agreement, except for (i) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code and (ii) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in section 1297(a) of the Code.

     3. The basis of the assets of the Selling Fund acquired by the Acquiring Fund will be the same as the basis of those assets in the hands of the Selling Fund immediately prior to the transfer,

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          increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Selling Fund upon the transfer.

     4. The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized, will include, in each instance, the period during which such assets were held by the Selling Fund.

     5. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption of the liabilities of the Selling Fund by the Acquiring Fund.

     6. The shareholders of the Selling Fund will not recognize gain or loss upon the exchange of all of their Selling Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

     7. The basis of the Acquiring Fund Shares to be received by each Selling Fund shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the Selling Fund Shares surrendered in exchange therefor.

     8. The holding period of the Acquiring Fund Shares to be received by the Selling Fund shareholders will include, in each instance, the holding period of the Selling Fund Shares surrendered in exchange therefor, provided that such Selling Fund Shares were held as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

BINGHAM MCCUTCHEN LLP